Exhibit 6.5

SECOND AMENDED AND RESTATED VOTING AGREEMENT

THIS SECOND AMENDED AND RESTATED VOTING AGREEMENT (this “Agreement”), is made and entered into as of this ___th day of August, 2017 by and among Kindara Inc., a Delaware corporation (the “Company”), each holder of the Company’s Series Seed Preferred Stock, par value $0.00001 per share (“Series Seed Preferred Stock”) and each holder of the Company’s Series Seed II Preferred Stock, par value $0.00001 per share (“Series Seed II Preferred Stock”) and each holder of the Company’s Series A Preferred Stock, par value $0.00001 per share (“Series A Preferred Stock” and, collectively with the Series Seed Preferred Stock and the Series Seed II Preferred Stock, the “Preferred Stock”) listed on Schedule A (together with any subsequent investors, or transferees, who become parties hereto as “Investors” pursuant to Subsections 7.1(a) or 7.2 below, the “Investors”), and those certain stockholders of the Company listed on Schedule B (together with any subsequent stockholders, or any transferees, who become parties hereto as “Key Holders” pursuant to Subsections 7.1(b) or 7.2 below, the “Key Holders,” and together collectively with the Investors, the “Stockholders”).

RECITALS

A.       Concurrently with the execution of this Agreement, the Company and certain of the Investors are entering into a Series A Preferred Stock Purchase Agreement (the “Purchase Agreement”) providing for the sale of shares of the Company’s Series A Preferred Stock, and in connection with that agreement the parties desire to provide the Investors with the right, among other rights, to designate the election of certain members of the board of directors of the Company (the “Board”) in accordance with the terms of this Agreement.

B.       The Third Amended and Restated Certificate of Incorporation of the Company (the “Restated Certificate”) provides for the election of the Board of Directors, including that the holders of record of the shares of the Company’s Preferred Stock, voting together as a class, shall be entitled to elect one (1) director of the Company (the “Preferred Director”), and that the holders of record of the shares of the Company’s Common Stock, par value $0.00001 per share (the “Common Stock”), voting separately as a class, shall be entitled to elect one (1) director of the Company (the “Common Director”).

NOW, THEREFORE, the parties agree as follows:

1.       Voting Provisions Regarding Board of Directors.

1.1.       Size of the Board. Each Stockholder agrees to vote, or cause to be voted, all Shares (as defined below) owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board shall be set and remain at five (5) directors. For purposes of this Agreement, the term “Shares” shall mean and include any securities of the Company the holders of which are entitled to vote for members of the Board, including without limitation, all shares of Common Stock, Series Seed Preferred Stock, Series Seed II Preferred Stock and Series A Preferred Stock, by whatever name called, now owned or subsequently acquired by a Stockholder, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.

1.2.       Board Composition. Each Stockholder agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, the following persons shall be elected to the Board:

(a)       One (1) person designated by Boston Seed Capital II, LP (“BSC II”) who shall be the Preferred Director, which individual shall initially be Dave Balter.

(b)       One (1) person designated by the holders of a majority of the outstanding shares of Common Stock, which individual shall initially be Will Sacks.

(c)       One (1) person who shall be the Chief Executive Officer of the Company, which individual shall initially be Ira Hernowitz.

(d)       One (1) outside independent person designated by a majority of the Directors on the Board of Directors at the time of such nomination, which individual shall initially be Corey Schmid.

The remaining Board seat shall remain vacant for a designee to be appointed in a future financing or as otherwise appointed by the Board pursuant to the Bylaws. To the extent that any of clauses (a) through (d) above shall not be applicable, any member of the Board who would otherwise have been designated in accordance with the terms thereof shall instead be voted upon by all the stockholders of the Company entitled to vote thereon in accordance with, and pursuant to, the Company’s Restated Certificate.

For purposes of this Agreement, an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity (collectively, a “Person”) shall be deemed an “Affiliate” of another Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

1.3.       Failure to Designate a Board Member. In the absence of any designation from the Persons or groups with the right to designate a director as specified above, the director previously designated by them and then serving shall be reelected if still eligible to serve as provided herein.

1.4.       Removal of Board Members. Each Stockholder also agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a)       no director elected pursuant to Subsections 1.2 or 1.3 of this Agreement may be removed from office unless (i) such removal is directed or approved by the affirmative vote of the Person, or of the holders of a majority of the shares of stock, entitled under Subsection 1.2 to designate that director; or (ii) the Person(s) originally entitled to designate or approve such director pursuant to Subsection 1.2 is no longer so entitled to designate or approve such director;

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(b)       any vacancies created by the resignation, removal or death of a director elected pursuant to Subsections 1.2 or 1.3 shall be filled pursuant to the provisions of this Section 1; and

(c)       upon the request of any party entitled to designate a director as provided in Subsection 1.2 or 1.3 to remove such director, such director shall be removed.

All Stockholders agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of any party entitled to designate directors to call a special meeting of stockholders for the purpose of electing directors.

1.5.       No Liability for Election of Recommended Directors. No Stockholder, nor any Affiliate of any Stockholder, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Stockholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

1.6.       No “Bad Actor” Designees. Each Person with the right to designate or participate in the designation of a director as specified above hereby represents and warrants to the Company that, to such Person’s knowledge, none of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act of 1933, as amended (the “Securities Act”) (each, a “Disqualification Event”), is applicable to such Person’s initial designee named above except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. Any director designee to whom any Disqualification Event is applicable, except for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable, is hereinafter referred to as a “Disqualified Designee”. Each Person with the right to designate or participate in the designation of a director as specified above hereby covenants and agrees (A) not to designate or participate in the designation of any director designee who, to such Person’s knowledge, is a Disqualified Designee and (B) that in the event such Person becomes aware that any individual previously designated by any such Person is or has become a Disqualified Designee, such Person shall as promptly as practicable take such actions as are necessary to remove such Disqualified Designee from the Board and designate a replacement designee who is not a Disqualified Designee.

2.       Vote to Increase Authorized Common Stock. Each Stockholder agrees to vote or cause to be voted all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to increase the number of authorized shares of Common Stock from time to time to ensure that there will be sufficient shares of Common Stock available for conversion of all of the shares of Preferred Stock outstanding at any given time.

3.       Drag-Along Right.

3.1.       Definitions. A “Sale of the Company” shall mean a transaction that qualifies as a “Deemed Liquidation Event” as defined in the Restated Certificate.

3.2.       Actions to be Taken. In the event that (i) the holders of at least a majority of the shares of Common Stock then issued or issuable upon conversion of the shares of Preferred Stock (the “Selling Investors”); (ii)the Board of Directors; and (iii) the holders of a majority of the then outstanding shares of Common Stock (other than those issued or issuable upon conversion of the shares of Preferred Stock) (collectively, the “Electing Holders”) approve a Sale of the Company in writing, then each Stockholder and the Company hereby agree:

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(a)       if such transaction requires stockholder approval, with respect to all Shares that such Stockholder owns or over which such Stockholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of, and adopt, such Sale of the Company (together with any related amendment to the Restated Certificate required in order to implement such Sale of the Company) and to vote in opposition to any and all other proposals that could delay or impair the ability of the Company to consummate such Sale of the Company;

(b)       if such transaction is a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company (a “Stock Sale”), to sell the same proportion of shares of capital stock of the Company beneficially held by such Stockholder as is being sold by the Selling Investors to the Person to whom the Selling Investors propose to sell their Shares, and, except as permitted in Subsection 3.3 below, on the same terms and conditions as the Selling Investors;

(c)       to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the Selling Investors in order to carry out the terms and provision of this Section 3, including, without limitation, executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances), and any similar or related documents;

(d)       not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Shares of the Company owned by such party or Affiliate in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the acquiror in connection with the Sale of the Company;

(e)       to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company;

(f)       if the consideration to be paid in exchange for the Shares pursuant to this Section 3 includes any securities and due receipt thereof by any Stockholder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (y) the provision to any Stockholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Stockholder in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Stockholder, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Stockholder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares; and

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(g)       in the event that the Selling Investors, in connection with such Sale of the Company, appoint a stockholder representative (the “Stockholder Representative”) with respect to matters affecting the Stockholders under the applicable definitive transaction agreements following consummation of such Sale of the Company, (x) to consent to (i) the appointment of such Stockholder Representative, (ii) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations, and (iii) the payment of such Stockholder’s pro rata portion (from the applicable escrow or expense fund or otherwise) of any and all reasonable fees and expenses to such Stockholder Representative in connection with such Stockholder Representative’s services and duties in connection with such Sale of the Company and its related service as the representative of the Stockholders, and (y) not to assert any claim or commence any suit against the Stockholder Representative or any other Stockholder with respect to any action or inaction taken or failed to be taken by the Stockholder Representative in connection with its service as the Stockholder Representative, absent fraud or willful misconduct.

3.3.       Exceptions. Notwithstanding the foregoing, a Stockholder will not be required to comply with Subsection 3.2 above in connection with any proposed Sale of the Company (the “Proposed Sale”), unless:

(a)       any representations and warranties to be made by such Stockholder in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such Shares, including, but not limited to, representations and warranties that (i) the Stockholder holds all right, title and interest in and to the Shares such Stockholder purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Stockholder in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Stockholder have been duly executed by the Stockholder and delivered to the acquirer and are enforceable against the Stockholder in accordance with their respective terms; and (iv) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Stockholder’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency;

(b)       the Stockholder shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Proposed Sale, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders);

(c)       the liability for indemnification, if any, of such Stockholder in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company or its Stockholders in connection with such Proposed Sale, is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders), and subject to the provisions of the Restated Certificate related to the allocation of the escrow, is pro rata in proportion to, and does not exceed, the amount of consideration paid to such Stockholder in connection with such Proposed Sale;

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(d)       liability shall be limited to such Stockholder's applicable share (determined based on the respective proceeds payable to each Stockholder in connection with such Proposed Sale in accordance with the provisions of the Restated Certificate) of a negotiated aggregate indemnification amount that applies equally to all Stockholders but that in no event exceeds the amount of consideration otherwise payable to such Stockholder in connection with such Proposed Sale, except with respect to claims related to fraud by such Stockholder, the liability for which need not be limited as to such Stockholder; and

(e)       upon the consummation of the Proposed Sale (i) each holder of each class or series of the Company’s stock will receive the same form of consideration for their shares of such class or series as is received by other holders in respect of their shares of such same class or series of stock, (ii) each holder of a series of Preferred Stock will receive the same amount of consideration per share of such series of Preferred Stock as is received by other holders in respect of their shares of such same series, (iii) each holder of Common Stock will receive the same amount of consideration per share of Common Stock as is received by other holders in respect of their shares of Common Stock, and (iv) unless the holders of at least a majority of the Preferred Stock elect to receive a lesser amount by written notice given to the Company at least five days prior to the effective date of any such Proposed Sale, the aggregate consideration receivable by all holders of the Preferred Stock and Common Stock shall be allocated among the holders of Preferred Stock and Common Stock on the basis of the relative liquidation preferences to which the holders of each respective series of Preferred Stock and the holders of Common Stock are entitled in a Deemed Liquidation Event (assuming for this purpose that the Proposed Sale is a Deemed Liquidation Event) in accordance with the Company’s Certificate of Incorporation in effect immediately prior to the Proposed Sale; provided, however, that, notwithstanding the foregoing, if the consideration to be paid in exchange for the Key Holder Shares or Investor Shares, as applicable, pursuant to this Subsection 3.30 includes any securities and due receipt thereof by any Key Holder or Investor would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (y) the provision to any Key Holder or Investor of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Key Holder or Investor in lieu thereof, against surrender of the Key Holder Shares or Investor Shares, as applicable, which would have otherwise been sold by such Key Holder or Investor, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Key Holder or Investor would otherwise receive as of the date of the issuance of such securities in exchange for the Key Holder Shares or Investor Shares, as applicable.

3.4.       Restrictions on Sales of Control of the Company4. . No Stockholder shall be a party to any Stock Sale unless all holders of Preferred Stock are allowed to participate in such transaction and the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in the Company’s Certificate of Incorporation in effect immediately prior to the Stock Sale (as if such transaction were a Deemed Liquidation Event), unless the holders of at least a majority of the Preferred Stock elect otherwise by written notice given to the Company at least five days prior to the effective date of any such transaction or series of related transactions.

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4. Remedies

4.1.       Covenants of the Company. The Company agrees to use its best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement. Such actions include, without limitation, the use of the Company’s best efforts to cause the nomination and election of the directors as provided in this Agreement.

4.2.       Irrevocable Proxy and Power of Attorney. Each party to this Agreement hereby constitutes and appoints as the proxies of the party and hereby grants a power of attorney to the President of the Company, and a designee of the Selling Investors, and each of them, with full power of substitution, with respect to the matters set forth herein, including, without limitation, election of persons as members of the Board in accordance with Section 1 hereto and votes to increase authorized shares pursuant to Section 2 hereof and votes regarding any Sale of the Company pursuant to Section 3 hereof, and hereby authorizes each of them to represent and vote, if and only if the party (i) fails to vote, or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of such party’s Shares in favor of the election of persons as members of the Board determined pursuant to and in accordance with the terms and provisions of this Agreement or the increase of authorized shares or approval of any Sale of the Company pursuant to and in accordance with the terms and provisions of Sections 2 and 3, respectively, of this Agreement or to take any action necessary to effect Sections 2 and 3, respectively, of this Agreement. Each of the proxy and power of attorney granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 6 hereof. Each party hereto hereby revokes any and all previous proxies or powers of attorney with respect to the Shares and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 6 hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein.

4.3.       Specific Enforcement. Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and the Stockholders shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

4.4.       Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

5.       Bad Actor” Matters.

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5.1.	Representation. Each Person with the right to designate or participate in the designation of a director pursuant to this Agreement hereby represents that none of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act (a “Disqualification Event”) is applicable to such Person or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. For purposes of this Agreement, “Rule 506(d) Related Party” shall mean with respect to any Person any other Person that is a beneficial owner of such first Person’s securities for purposes of Rule 506(d) of the Securities Act.

5.2.       Covenant. Each Person with the right to designate or participate in the designation of a director pursuant to this Agreement hereby agrees that it shall notify the Company promptly in writing in the event a Disqualification Event becomes applicable to such Person or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable.

6. Term. This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate upon the earliest to occur of (a) the consummation of the Company’s first underwritten public offering of its Common Stock (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or an SEC Rule 145 transaction); (b) the consummation of a Sale of the Company and distribution of proceeds to or escrow for the benefit of the Stockholders in accordance with the Restated Certificate, provided that the provisions of Section 3 hereof will continue after the closing of any Sale of the Company to the extent necessary to enforce the provisions of Section 3 with respect to such Sale of the Company; and (c) termination of this Agreement in accordance with Subsection 7.8 below.

7.       Miscellaneous.

7.1.       Additional Parties.

(a)        Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of Preferred Stock after the date hereof, as a condition to the issuance of such shares the Company shall require that any purchaser of Preferred Stock become a party to this Agreement by executing and delivering (i) the Adoption Agreement attached to this Agreement as Exhibit A, or (ii) a counterpart signature page hereto agreeing to be bound by and subject to the terms of this Agreement as an Investor and Stockholder hereunder. In either event, each such person thereafter shall be deemed an Investor and Stockholder for all purposes under this Agreement.

(b)       In the event that after the date of this Agreement, the Company enters into an agreement with any Person to issue shares of capital stock to such Person (other than to a purchaser of Preferred Stock described in Subsection 7.10 above), following which such Person shall hold Shares constituting one percent (1%) or more of the Company’s then outstanding capital stock (treating for this purpose all shares of Common Stock issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised and/or converted or exchanged), then, the Company shall cause such Person, as a condition precedent to entering into such agreement, to become a party to this Agreement by executing an Adoption Agreement in the form attached hereto as Exhibit A, agreeing to be bound by and subject to the terms of this Agreement as a Stockholder and thereafter such person shall be deemed a Stockholder for all purposes under this Agreement.

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7.2.       Transfers. Each transferee or assignee of any Shares subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition precedent to the Company’s recognizing such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages of this Agreement and shall be deemed to be an Investor and Stockholder, or Key Holder and Stockholder, as applicable. The Company shall not permit the transfer of the Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of this Subsection 7.2. Each certificate instrument, or book entry representing the Shares subject to this Agreement if issued on or after the date of this Agreement shall be notated by the Company with the legend set forth in Subsection 7.12.

7.3.       Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.4.       Governing Law. This Agreement shall be governed by the internal law of the State of Delaware.

7.5.       Counterparts. This Agreement may be executed in two (2) or more counterparts (including, in the case of the Investors, a financing signature page as attached to the Purchase Agreement dated as of even date herewith, as the same may be amended, restated, or otherwise modified from time to time (a “Financing Signature Page”)), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

7.6.       Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.7.       Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the Financing Signature Page or Schedule A or Schedule B hereto, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Subsection 7.7. If notice is given to the Company, it shall be addressed to Kindara Inc., 3004 Arapahoe Ave, Boulder, CO 80303, Attention: Ira Hernowitz, and a copy shall also be sent to Company Counsel LLC, 28 Stone Ave, Winchester, MA 01890 Attention: Steve Cagnetta.

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7.8.       Consent Required to Amend, Terminate or Waive. This Agreement may be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company; (b) the Key Holders holding a majority of the Shares then held by the Key Holders who are then providing services to the Company as officers, employees or consultants; and (c) the holders of a majority of the shares of Common Stock issued or issuable upon conversion of the shares of Preferred Stock held by the Investors (voting as a single class and on an as-converted basis). Notwithstanding the foregoing:

(a)       this Agreement may not be amended or terminated and the observance of any term of this Agreement may not be waived with respect to any Investor or Key Holder without the written consent of such Investor or Key Holder unless such amendment, termination or waiver applies to all Investors or Key Holders, as the case may be, in the same fashion;

(b)       Schedule A hereto may be amended by the Company from time to time in accordance with Subsection 1.3 of the Purchase Agreement to add information regarding additional Purchasers (as defined in the Purchase Agreement) without the consent of the other parties hereto;

(c)       the consent of the Key Holders shall not be required for any amendment or waiver if such amendment or waiver either (A) is not directly applicable to the rights of the Key Holders hereunder; or (B) does not adversely affect the rights of the Key Holders in a manner that is different than the effect on the rights of the other parties hereto;

(d)       any provision hereof may be waived by the waiving party on such party’s own behalf, without the consent of any other party; and

(e)       Subsection 1.2(a) of this Agreement shall not be amended or waived without the written consent of BSC II.

The Company shall give prompt written notice of any amendment, termination, or waiver hereunder to any party that did not consent in writing thereto. Any amendment, termination, or waiver effected in accordance with this Subsection 7.8 shall be binding on each party and all of such party’s successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such amendment, termination or waiver. For purposes of this Subsection 7.8, the requirement of a written instrument may be satisfied in the form of an action by written consent of the Stockholders circulated by the Company and executed by the Stockholder parties specified, whether or not such action by written consent makes explicit reference to the terms of this Agreement.

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7.9.       Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

7.10.       Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

7.11.       Entire Agreement. This Agreement (including the Exhibits hereto), the Restated Certificate and the other Transaction Agreements (as defined in the Purchase Agreement) constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

7.12.       Share Certificate Legend. Each certificate, instrument, or book entry representing any Shares issued after the date hereof shall be notated by the Company with a legend reading substantially as follows:

“The Shares REPRESENTED hereby are subject to a Voting Agreement, AS MAY BE AMENDED FROM TIME TO TIME, (a copy of which may be obtained upon written request from the Company), and by accepting any interest in such Shares the person accepting such interest shall be deemed to agree to and shall become bound by all the provisions of that Voting Agreement, including certain restrictions on transfer and ownership set forth therein.”

The Company, by its execution of this Agreement, agrees that it will cause the certificates instruments, or book entry evidencing the Shares issued after the date hereof to be notated with the legend required by this Subsection 7.12 of this Agreement, and it shall supply, free of charge, a copy of this Agreement to any holder of such Shares upon written request from such holder to the Company at its principal office. The parties to this Agreement do hereby agree that the failure to cause the certificates, instruments, or book entry evidencing the Shares to be notated with the legend required by this Subsection 7.12 herein and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

7.13.       Stock Splits, Stock Dividends, etc. In the event of any issuance of Shares of the Company’s voting securities hereafter to any of the Stockholders (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Shares shall become subject to this Agreement and shall be notated with the legend set forth in Subsection 7.12.

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7.14.       Manner of Voting. The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law. For the avoidance of doubt, voting of the Shares pursuant to the Agreement need not make explicit reference to the terms of this Agreement.

7.15.       Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

7.16.      Dispute Resolution . Any unresolved controversy or claim arising out of or relating to this Agreement, except as (i) otherwise provided in this Agreement, or (ii) any such controversies or claims arising out of either party’s intellectual property rights for which a provisional remedy or equitable relief is sought, shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in corporate finance transactions of the type provided for in this Agreement and who is chosen by the AAA.  The arbitration shall take place in Denver, Colorado in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof.  There shall be limited discovery prior to the arbitration hearing as follows:  (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause.  Depositions shall be conducted in accordance with the Delaware Code of Civil Procedure, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings.

The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court located in Denver, Colorado or any court of the State of Colorado having subject matter jurisdiction.

7.17.       Costs of Enforcement. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.

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7.18.       Aggregation of Stock. All Shares held or acquired by a Stockholder and/or its Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Voting Agreement as of the date first written above.

Kindara Inc.

By:
Ira Hernowitz, Chief Executive Officer

KEY HOLDERS:

William Sacks

Katherine Bicknell

SOSventures LLC

By:
Sean O’Sullivan, Managing Director

SCHEDULE A

INVESTORS

Name and Address

Boston Seed Capital II, LP 232 Fox Hill Street Westwood, MA 02090 Attn: Nicole M. Stata nstata@bostonseed.com
62 Mile Ventures LLC 201 W 70th St., 26f New York, NY 10023 Attn: Christopher F. Allwin callwin@62mileventures.com
MENA Venture Investments LTD 2304 A, Business Central Towers Dubai Media City, Dubai United Arab Emirates Attn: Fares Ghandour fares@mvi.vc
Goodworks Ventures, LLC P.O. Box 96 Arlee, MT 59821 Dawn McGee dawn@goodworksventures.com
Kimberly Smith Spacek 285 Central Park West, Apt. 10E New York, NY 10024 ksmith01@usa.net
Service Provider Capital Fund I, LP 601 16th Street - Suite C - #270 Golden, CO 80401 Attn: Joseph Shepherd deals@serviceprovidercapital.com
Accretive Asset Management, Inc. 24502 Pelican Hill Dr. Katy, TX 77494 philter@gmail.com
Alan B. Lichtenberg Trust 130 Pearl St., #1908 Denver, CO 80203-4192 drlichtenberg@comcast.net
Andrew Wilson 409 West Spruce St. Louisville, CO 80027 Andrew.C.Wilson@mwhglobal.com
AngelList-Kara-Fund, a series of AngelList-JS-Funds, LLC P.O. Box 171305 Salt Lake City, UT 84117 angellist@assurefundmgmt.com
Chad McDaniel 2829 Shoshone Trl Lafayette, CO 80026 cmcdaniel@yescommunities.com

Charles G. Bird 3310 221st Ave. SE Sammamish, WA 98075 birdandcat@aol.com
Clarion Direct Investment, LLC - Series B 3601 Green Rd., Suite 308 Beachwood, OH 44122 Attn: Morris H Wheeler mowheeler@drummondroad.com
Danielle Sandusky 1555 California St., #502 Denver, CO 80202 dani80202@gmail.com
Darren Kelly 1144 Green Circle Boulder, CO 80305 darren.kelly2@gmail.com
Ellen Burnes 753 Bluestein Ln. Louisville, CO 80027 ellen.burnes@gmail.com
Ellis Rainsberger 980 Pico Pt. Colorado Springs, CO 80903 bud@rwapartners.com
Eric Kirby 2060 Stony Hill Rd. Boulder, CO 80305 eric@erickirby.net
Frank O. Heintz 212 Raymond Ave. Charlottesville, VA 22903 foah@oal.com
Gabriel Zichermann 228 Park Avenue S. #39971 New York City, NY 10003 gzicherm@gmail.com
Gedaly Levin 1731 Beacon St. #1204 Brookline, MA 02445 genalevin@yahoo.com
Gerald Pecor 161 Cooper Road Milton, VT 05468 jpecor@comcast.net

Ian McVeigh, Valerie McVeigh JTWROS 4026 Nevis Street Boulder, CO 80301 Ifmcveigh@yahoo.com
Jeffrey Wald 175 East 96th St., Apt. 28D New York City, NY 10128 jwald@workmarket.com
Jessica Bruce 565 Mount Anne Drive Waterloo, Ontario N2L 4W5 Canada jessica.jasmine@gmail.com
Jill Shah 292 Marlborough Street Boston, MA 02116 jill@jillshah.com
John Ortved 8 Jones St., Apt 3C New York, NY 10014 john.ortved@gmail.com
Jon Hallett 936 Los Angeles Ave. Atlanta, GA 30306 jon.hallett@hallettcapital.com
Jonathan David Mullen P.O. Box 4404 Boulder, CO 80306 jon@industrialunderground.com
Josh Guttman 55 Berry St., Apt. 6a Brooklyn, NY 11249 j@joshguttman.com
JP Surgical LLC 721 Maxwell Place Ridgewood, NJ 07450 johnpark@post.harvard.edu
Kathleen Marjorie Pocock 250 Willow Ave. Toronto, Ontario M4E 3K7 Canada katiep@rogers.com
Katinka Locascio 5-43 48th Ave., 8A Long Island City, NY 11101 katinka.locascio@gmail.com
Katinka Locascio 2007 Irrevocable Trust 5-43 48th Ave., 8A Long Island City, NY 11101 katinka.locascio@gmail.com

Kraus Kapital LLC 2714 Northbrook Pl. Boulder, CO 80304 elizabethannkraus@gmail.com
Lil Jacket Inc. 630 Southpoint Ct., Suite 200 Colorado Springs, CO 80905 cblees@biggskofford.com
Matthew Kirby Smith 5128 rue West Broadway Montreal QC, H4V 2A2 Matt.smith@tandemlaunch.com
Misha David Chellam P.O. Box 3663 Saratoga, CA 95070 mishachellam@gmail.com
Nathanial Jordan Ramer and Sandra Faith Hoffman, 2008 Revocable Trust 2124 Hillsboro Ave. Los Angeles, CA 90034 jramer@evconnect.com
Nicolas Amarelle 19 de abril 3521 CP 11700 Montevideo, Uruguay namarelle@codigodelsur.com
Paul Schuler 109 Boulder View Lane Boulder, CO 80304 pcschuler@msn.com
PV Ventures II, L.P. 630 Southpointe Ct., Suite 200 Colorado Springs, CO 80905 aaron.stachel@pvstrat.com billm@pvstrat.com
Rick Saltzman 1315 Oak Court Boulder, CO 80304 rick.saltzman@gmail.com
Sillysoft Games Ltd. 94-1155 Haro St. Vancouver, British Columbia V6E 1E4 Canada dustin@sillysoft.net
SOSventures LLC 2nd Floor Penrose Wharf Alfred Street, Cork, Ireland Attn: Sean O'Sullivan sean.osullivan@sosventures.com cyril.ebersweiler@sosventures.com

Susanna Locascio 43-33 41st St., #1A Sunnyside, NY 11104 susanna.locascio@gmail.com
Synergy5280 LLC 2500 Leyden St. Denver, CO 80207 findcolleen@gmail.com
The Jon Staenberg Trust 2121 Terry Ave., #1403 Seattle, WA 98121 jon@handofgodwines.com
Thomas Resman and Mary Jo Resman 5595 Butler Ct. Colorado Springs, CO 80918 tomresman@gmail.com
Tom and Lois Virden, JTWROS 1545 Sunset Blvd. Boulder, CO 80304 tom@shannonvirden.com loismshannon@gmail.com
Vast Ventures V LP 20 Butternut Dr Pearl River NY 10965 D@vastvc.com
Watershed Technologies Inc. 477A Dupont St. Toronto, Ontario M6G 1Y6 Canada doug.hart@watershed.ca
Soaring Wisdom Capital LLC 228 Hamilton Ave. 3FL Palo Alto, CA. 94301 Attn: Richard Lee rlee.soaringwisdomcapital@gmail.com
FG Angel LLC 1050 Walnut Street, Ste 210 Boulder CO 80302 Attn: Brad Feld brad@foundrygroup.com

A-KWD-24-Fund, a series of AngelList-FG-Funds, LLC

P.O. Box 171305

Salt Lake City, UT 84117

Attn: Jens Beyrich

angellist@assurefundmgmt.com

Seven Peaks Ventures Fund I, LP
1001 SW Emkay Drive, Suite 140
Bend, OR  97702
Attn: Dino Vendetti
dino@sevenpeaksvc.com

Ira Hernowitz

269 Castle Rocks Rd

Warwick RI 02886

ira@kindara.com

Malte and Raychel Muenke 1760 Sunset Blvd Boulder, CO 80304 malte@kindara.com
Mango Seed Investment Fund LLC c/o Tej Dhawan 11650 NW Oaktree Drive Grimes, IA 50111 tej@dhawan.com
Jon Staenberg 2121 Terry Ave, #1403 Seattle, WA 98121 jon@staenberg.com
AngelList-Kara-Fund, a series of AngelList-JS-Funds, LLC c/o Assure Fund Management, LLC, Manager of the Fund, PO Box 171305, Salt Lake City, UT 84117 ops@assurefundmgmt.com
CircleUp Marketplace Index Fund 818 Mission Street, Suite 300 San Francisco, CA 94103 ahochberg@circleup.com
David Nissen 227 Blue Creek Drive Winter Springs, FL 32708 dcnissen@yahoo.com
Frank Heintz 212 Raymond Avenue Charlottesville, VA 22903 foah@aol.com
Alan Copperman 55 West 73rd Street, Apt 1 New York, NY 10023 acopperman@rmany.com
Seglo Capital, LLC 9600 Blackwell Road, Suite 500 Rockville, MD 20850 mark.segal@sgfertility.com
Lil Jacket, Inc. 630 Southpointe Ct., Suite 200 Colorado Springs, CO 80906 cblees@biggskofford.com
Credo Investments, LLC 690 Ninth Street Lake Oswego, OR 97034 jrbednark@gmail.com

Hana Microelectronics PLC 65/98 Soi Vibhavadi-Rangsit 64 Junction 2, Talad Bangkhen, Laksi, Bangkok 10210 Thailand thang_bui@hanaus.com

SCHEDULE B

KEY HOLDERS

Name and Address

William Sacks

c/o Kindara Inc.

2560 28th Street, Suite 201

Boulder, CO 80301

Katherine Bicknell

2212 Mapleton Ave.

Boulder, CO 80304

SOSventures LLC

2nd Floor Penrose Wharf

Alfred Street, Cork, Ireland

Attn: Sean O'Sullivan

sean.osullivan@sosventures.com

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed on ___________________, 20__, by the undersigned (the “Holder”) pursuant to the terms of that certain Voting Agreement dated as of August 7, 2015 (the “Agreement”), by and among Kindara Inc. (the “Company”) and certain of its Stockholders, as such Agreement may be amended or amended and restated hereafter. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Holder agrees as follows.

1.1       Acknowledgement. Holder acknowledges that Holder is acquiring certain shares of the capital stock of the Company (the “Stock”), for one of the following reasons (Check the correct box):

☐	As a transferee of Shares from a party in such party’s capacity as an “Investor” bound by the Agreement, and after such transfer, Holder shall be considered an “Investor” and a “Stockholder” for all purposes of the Agreement.

☐	As a transferee of Shares from a party in such party’s capacity as a “Key Holder” bound by the Agreement, and after such transfer, Holder shall be considered a “Key Holder” and a “Stockholder” for all purposes of the Agreement.

☐	As a new Investor in accordance with Subsection 7.1(a) of the Agreement, in which case Holder will be an “Investor” and a “Stockholder” for all purposes of the Agreement.

☐	In accordance with Subsection 7.1(b) of the Agreement, as a new party who is not a new Investor, in which case Holder will be a “Stockholder” for all purposes of the Agreement.

1.2       Agreement. Holder hereby (a) agrees that the Stock, and any other shares of capital stock or securities required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Holder were originally a party thereto.

1.3       Notice. Any notice required or permitted by the Agreement shall be given to Holder at the address or facsimile number listed below Holder’s signature hereto.

HOLDER:	ACCEPTED AND AGREED:

By:___________________________________	KINDARA INC.
Name and Title of Signatory

Address: ______________________________	By: _________________________________

_____________________________________	Title: ________________________________

Facsimile Number: ________________________